Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on the form F-4 of our report dated April 15, 2021, except to Note 2, as to which the date is May 24, 2021, relating to the financial statements of Vistas Media Acquisition Company, Inc. for the period from March 27, 2020 (date of inception) through December 31, 2020, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

October 28, 2021